UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 28, 2010, First Commonwealth Financial Corporation issued a press release announcing its earnings for the three- and twelve-month periods ended December 31, 2009. A copy of this press release and the related earnings tables are furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2010, we announced that Robert E. Rout has agreed to join First Commonwealth as Executive Vice President / Chief Financial Officer of First Commonwealth Financial Corporation. A copy of the press release announcing Mr. Rout’s appointment is attached as Exhibit 99.2 and is incorporated herein by reference.

Immediately prior to joining First Commonwealth, Mr. Rout served as Chief Administrative Officer, Chief Financial Officer, and Corporate Secretary for S&T Bancorp, Inc. in Indiana, PA. In this capacity, Mr. Rout was responsible for the organization’s credit administration, financial and regulatory reports, accounting operations, financial planning and analysis, treasury, investor relations, and risk management efforts.

Mr. Rout’s distinguished financial services career includes 20 years of service with S&T Bancorp, Inc., as well as financial management positions at Mellon Bank and Atlantic Financial Federal in Philadelphia, PA. Mr. Rout holds a Certified Management Accountant designation and is a member of the Financial Executives International, the American Society of Corporate Secretaries, and the Investor Relations Institute.

Mr. Rout received his Bachelor of Science degree in Business Administration from West Liberty University in West Liberty, West Virginia, and he earned his Master of Science degree in Business Administration from Robert Morris University in Pittsburgh, PA.

In connection with his employment, we entered into an Employment Agreement and a Change of Control Agreement with Mr. Rout and awarded him 30,120 shares of restricted stock pursuant to a Restricted Stock Agreement. These agreements are summarized below.

Employment Agreement

Term. Mr. Rout will be employed for an initial term of three years, subject to automatic one-year renewals unless and until the Agreement is terminated by either Mr. Rout or First Commonwealth by notice given at least 60 days prior to the end of the current term.

Compensation. Mr. Rout will earn a base salary of $360,000 per year. Mr. Rout will be eligible to participate in any short- or long-term incentive plans offered to our executive employees, as determined by the Executive Compensation Committee.

Benefits. Mr. Rout will be entitled to participate in our 401(k) Plan, our Employee Stock Ownership Plan and our Supplemental Executive Retirement Plan, as well as other benefits that are generally available to our executive officers.

Signing Bonus. Mr. Rout will receive a signing bonus of $175,000, payable in two installments as follows: $87,500 upon the commencement of his employment and $87,500 on the first anniversary of his employment or sooner if we terminate Mr. Rout’s employment without “cause” (as defined below) or if Mr. Rout terminates his employment for “good reason” (as defined below).

Severance Rights. If we terminate Mr. Rout’s employment without “cause” (as defined in the Employment Agreement), or if Mr. Rout terminates his employment for “good reason” (as defined in the Employment Agreement), he will be entitled to receive a lump sum severance payment in an amount equal to (x) 1/12th of the sum of (i) his base salary and (ii) the aggregate amount of cash bonuses paid to Mr. Rout during the twelve-month period preceding his termination, multiplied by (y) the number of months remaining in the term of the Employment Agreement. In addition, if we terminate Mr. Rout’s employment during the initial three-year term of the Employment Agreement without cause, or if Mr. Rout terminates his employment for good reason, we will pay him, beginning on the 19th month following the date of termination and continuing until the last day of the initial three-year term, an amount per month equal to the lesser of $2,200 or the monthly cost of a policy to convert his COBRA benefit into an individual health insurance policy.

Non-Compete. Mr. Rout has agreed not to solicit our employees during his employment with us and for one year following the termination of his employment for any reason. He has also agreed that he will not accept any position with any person, corporation or other entity that engages in the marketing or sale of banking or related products or services at any location within a 50 mile radius from the office at which his employment was based on the date of termination if such position would involve the management, sale, development or marketing of products or services of the type provided by us and during his employment Mr. Rout was privy or given access to proprietary or confidential business information concerning our management, strategy, performance, sale, develop or marketing of that type of product or service or was involved in maintaining customer relationships or goodwill. These restrictions apply during the term of his employment with us, and, if his employment is terminated by us without cause or by Mr. Rout for good reason, for the remainder of the term of the Employment Agreement (subject to the payment of severance) or, in any other case, for a period of one year after the termination of his employment.

Change of Control Agreement

Change of Control Payment. If, within two years following the occurrence of a “change of control” (as defined in the Change of Control Agreement) of First Commonwealth, we (or our successor) involuntarily terminate Mr. Rout’s employment other than for “cause” (as defined in the Change of Control Agreement), or if Mr. Rout terminates his employment for “good reason” (as defined in the Change of Control Agreement), each of which is referred to in the change of control agreements as a “qualifying termination,” Mr. Rout will be entitled to receive severance payments in equal monthly installments over a period of 24 months following the month in which the termination occurs. The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following: (i) his annual base salary immediately prior to the change of control; (ii) the aggregate amount of all bonuses paid to him during the twelve months prior to the change of control; (iii) the aggregate amount of all contributions by us for the account of Mr. Rout under our 401(k) plan and ESOP during the twelve months prior to the change of control; and (iv) the aggregate amount of all contributions by Mr. Rout and us to his supplemental executive retirement plan account during the twelve-months prior to the change of control.

In addition to severance payments, Mr. Rout and his family will continue to receive, at our (or our successor’s) expense, the same level of medical, dental, accident, disability and life insurance benefits during the period in which severance is payable on substantially the same terms and conditions as existed immediately prior to the qualifying termination.

Non-Compete. Mr. Rout’s right to receive severance payments and benefits under the Change of Control Agreement is conditioned upon his compliance with covenants prohibiting competition with us and soliciting our customers or employees during the period in which severance is being paid.

Term and Termination. The Change of Control Agreement expires on the earlier of (1) the date Mr. Rout ceases to be a full time employee of First Commonwealth or (2) January 22, 2015. The right to receive severance benefits terminates when Mr. Rout reaches full retirement age for purposes of receiving Social Security benefits.

Parachute Payment Limitations. If the payments and benefits to which Mr. Rout is entitled under his change of control agreement, either alone or together with any other payments or benefits that he is entitled to receive from us, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by us and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

Restricted Stock Agreement

Award. We will award 30,120 shares of our common stock to Mr. Rout, subject to restrictions imposed under a Restricted Stock Agreement. The terms of the award were approved by the Executive Compensation Committee of our Board of Directors and the award will be issued pursuant to the “employee inducement award” exemption from the New York Stock Exchange shareholder approval requirement for equity-based compensation.

Restrictions. The shares cannot be sold or otherwise transferred by Mr. Rout until the shares vest and the restrictions lapse.

Vesting. The shares vest and the restrictions lapse in two equal installments on each of January 22, 2011 and January 22, 2012. However, all unvested shares will become immediately vested if (i) we terminate Mr. Rout’s employment other than for “cause” (as defined in his Employment Agreement), (ii) Mr. Rout terminates his employment for “good reason” (as defined in his Employment Agreement), (iii) there is a change of control of First Commonwealth (as defined in his Change of Control Agreement), or (iv) Mr. Rout dies or becomes totally disabled.

Forfeiture of Unvested Shares. Any unvested shares would be forfeited and cancelled if we terminate Mr. Rout’s employment for cause or if Mr. Rout terminates his employment other than for good reason prior to the vesting of the shares.

Dividend and Voting Rights. Mr. Rout is entitled to receive dividends on, and to exercise voting rights with respect to, all of the shares of restricted stock, whether or not vested.

Unregistered Shares. The offer and issuance of the restricted shares to Mr. Rout was made pursuant to exemptions from registration under the federal and state securities laws for offers and sales to “accredited investors” (as defined by applicable SEC rules). Mr. Rout made certain representations to us in the Restricted Stock Agreement, including that he is an accredited investor and that he is acquiring the shares as an investment and not with a view to distributing them.

The preceding description of the Employment Agreement, Restricted Stock Agreement and Change of Control Agreement is a summary of the material terms of the Agreements and does not purport to be complete. This summary is qualified in its entirety by reference to the Agreements, copies of which are being filed as Exhibits 10.1, 10.2 and 10.3 to this current report on Form 8-K and are incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

Number	Description
10.1	Employment Agreement dated January 22, 2010 between First Commonwealth Financial Corporation and Robert E. Rout

10.2	Restricted Stock Agreement dated January 22, 2010 between First Commonwealth Financial Corporation and Robert E. Rout

10.3	Change of Control Agreement dated January 22, 2010 between First Commonwealth Financial Corporation and Robert E. Rout

99.1	Press Release dated January 28, 2010 announcing Fourth Quarter and 2009 Earnings.

99.2	Press Release dated January 28, 2010 announcing Appointment of Robert E. Rout as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2010

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ TERESA CIAMBOTTI
Name:	Teresa Ciambotti
Title:	Senior Vice President, Controller and Principal Financial Officer